                                                                    Exhibit 99


WESTINGHOUSE PROPOSING TO SEPARATE
BROADCASTING AND INDUSTRIAL BUSINESSES


         PITTSBURGH, June 10 -- To enhance the portfolio shift that began with the acquisition of CBS, Michael H. Jordan, chairman and chief executive officer, recommended to the Westinghouse Board of Directors at its May meeting, that the Board consider actions to separate the broadcasting and industrial businesses. The company expects to announce its conclusions during the fourth quarter after addressing remaining legal, financial, tax and human resource issues necessary for a smooth transition.

         In commenting on the recommendation, Mr. Jordan said, "We are seeking to create the appropriate balance sheet and tax structure for each major sector of our business. In so doing, we will help to ensure the long-term competitiveness and growth of both businesses which will benefit shareholders, customers and employees."

         During the past several years, Westinghouse has taken major steps to address debt and legacy problems, strengthen core businesses, and refocus its portfolio. The company paid down approximately $7.5 billion in debt prior to the CBS acquisition, and took steps to resolve litigation, environmental, and pension issues. Aggressive cost reduction and new revenue development strategies, particularly in international markets, have enhanced the continued growth and competitiveness of its industrial and technology businesses. The company also shifted its portfolio by dramatically expanding its broadcasting holdings -- the Westinghouse business with the most attractive growth profile
- -- by the acquisition of CBS in 1995, and the divestiture of Knoll (furniture division) and the defense electronics business in early 1996.